As filed with the Securities and Exchange Commission on March 28, 2018
Registration No. 333-166336
____________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________________
POST-EFFECTIVE AMENDMENT No. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________________________________________________________________
SENSATA TECHNOLOGIES HOLDING plc
(Exact name of registrant as specified in its charter)
____________________________________________________________________________________

England and Wales	98-1386780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Interface House, Interface Business Park
Bincknoll Lane
Royal Wootton Bassett
Swindon SN4 8SY
United Kingdom
Telephone: +1 (508) 236 3800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
____________________________________________________________________________________

Sensata Technologies Holding plc Second Amended and Restated 2006 Management Option Plan
Sensata Technologies Holding plc First Amended and Restated 2010 Equity Incentive Plan
(Full Title of the Plan)
____________________________________________________________________________________
Corporation Service Company
2711 Centerville Road
Wilmington, Delaware 19808
Telephone: (866) 403-5272
(Name and address, including zip code, and telephone number, including area code, of agent for service)
____________________________________________________________________________________
Copies of all communications, including communications sent to agent for service, should be sent to:
Steven P. Reynolds
Vice President, General Counsel
Sensata Technologies plc
529 Pleasant Street
Attleboro, Massachusetts 02703
Telephone: (508) 236-3800
____________________________________________________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one);
:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This post-effective amendment no. 1 to the Registration Statement on Form S-8 (File No. 333-166336) (this “post-effective amendment”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Sensata Technologies Holding plc, a public limited company incorporated under the laws of England and Wales (“Sensata-UK”), as the successor issuer to Sensata Technologies Holding N.V., a Dutch company (“Sensata-Netherlands”), following a merger transaction (the “Merger”) that became effective on March 28, 2018. The Merger was effected through the common draft terms of the cross-border legal merger between Sensata-Netherlands and Sensata-UK, dated as of October 26, 2017 (the “Merger Proposal”), pursuant to which Sensata-Netherlands merged with and into Sensata-UK with Sensata-UK being the surviving entity. Pursuant to the Merger Proposal, each registered share of Sensata-Netherlands (each, a “Sensata-Netherlands Share”), excluding shares held by Sensata-Netherlands, was exchanged for one ordinary share in Sensata-UK, €0.01 nominal value per share (each, a “Sensata-UK Share”). Through the Merger, each of the Sensata Technologies Holding plc Second Amended and Restated 2006 Management Option Plan and the Sensata Technologies Holding plc First Amended and Restated 2010 Equity Incentive Plan (collectively, the “Plans”) was assumed by Sensata-UK. Sensata-UK Shares will henceforth be issuable under the Plans in lieu of Sensata-Netherlands Shares. Sensata-UK hereby expressly adopts the Registration Statement on Form S-8 (File No. 333-166336) filed by Sensata-Netherlands with the Securities and Exchange Commission (the “Commission”) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I of the Form S-8 will be delivered to the participants in the Plans covered by the Registration Statement on Form S-8 (File No. 333-166336) to the extent required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents filed with the Commission pursuant to the Securities Act and the Exchange Act are hereby incorporated by reference in this post-effective amendment:

•	Sensata-Netherlands’s Annual Report on Form 10-K for the year ended December 31, 2017;

•	Sensata-Netherlands’s Current Reports on Form 8-K filed on January 5, 2018, February 16, 2018 and February 27, 2018;

•	Sensata-UK’s Current Report on Form 8-K filed on March 28, 2018; and

•
Sensata-Netherlands’s registration statement on Form 8-A filed on March 8, 2010 pursuant to Section 12(b) of the Securities Act, including any amendments or supplements thereto, as updated by the description of the Sensata-UK Shares contained in Sensata-UK’s Current Report on Form 8-K (File No. 001-34652) filed on March 28, 2018.

All documents that Sensata-UK subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this post-effective amendment and prior to the filing of any further post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this post-effective amendment and to be a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this post-effective amendment to the extent that a statement contained herein or in any other subsequently-filed amendment to this post-effective amendment or in any document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this post-effective amendment.

Item 6.    Indemnification of Directors and Officers
The articles of association of Sensata-UK (the “Articles”) enable Sensata-UK to indemnify the directors and officers of Sensata-UK and to advance expenses to defend claims against directors and officers to the full extent of English law. Subject to exceptions described below, English law does not permit a company to exempt a director or certain officers from, or indemnify him or her against, liability in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company. Indemnification is permitted for liabilities incurred in proceedings in which judgment is entered in favor of the director or officer and the director or officer is acquitted, or the director or officer is held liable, but the court finds that he or she acted honestly or reasonably and the relief should be granted.
The exceptions under the English Companies Act of 2006 allow a company to (and the Articles provide that Sensata-UK may):

•
purchase and maintain director and officer insurance “D&O Insurance” against any liability arising in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. D&O Insurance will not cover damages awarded in relation to criminal acts, intentional malfeasance or other forms of dishonesty, regulatory offences or excluded matters such as environmental liabilities. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

•
provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company itself, fines imposed in criminal proceedings and penalties imposed by regulatory bodies). Sensata-UK can therefore indemnify directors and certain officers against such third party actions as class actions or actions following mergers and acquisitions or share issues; and

•
make a loan to a director or certain officers in respect of defense costs in relation to civil and criminal proceedings against him or her (even if the action is brought by the company itself). This is subject to the requirement for the director or officer to reimburse the company if the defense is unsuccessful. However, if the company has a QTPIP in place whereby the director or officer is indemnified in respect of legal costs in civil proceedings brought by third parties, then the director or officer will not be required to reimburse the company as the cost of the loan can be paid under the QTPIP.

We maintain directors’ and officers’ liability insurance for the members of the board of directors and certain of our officers.

Item 8.    Exhibits.
The agreements and other documents filed as exhibits to this Registration Statement on Form S-8 are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrant in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description of Document

4.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 28, 2018 (File No. 001-34652))

4.2
Sensata Technologies Holding plc Second Amended and Restated 2006 Management Option Plan (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 28, 2018 (File No. 001-34652))

4.3
Sensata Technologies Holding plc First Amended and Restated 2010 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 28, 2018 (File No. 001-34652))

5.1*	Opinion of Clifford Chance LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Clifford Chance LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this post-effective amendment)

24.2	Power of Attorney (incorporated by reference to Exhibit 24.1 to the registration statement on Form S-8 filed on April 28, 2010 (File No. 333-166336))

*	Filed herewith.
Item 9.    Undertakings.
(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or

Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Attleboro, Commonwealth of Massachusetts on March 28, 2018.

SENSATA TECHNOLGOIES HOLDING PLC
By:	/s/ Martha Sullivan
Name:	Martha Sullivan
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Martha Sullivan, Jeffrey Cote, and Steven Reynolds, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments or supplements to the Registration Statement on Form S-8 being amended by this post-effective amendment, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission,, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ MARTHA SULLIVAN	President, Chief Executive Officer, and Director (Principal Executive Officer and Authorized Representative in the United States)	March 28, 2018
Martha Sullivan

/s/ PAUL VASINGTON	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 28, 2018
Paul Vasington

*	Chairman of the Board of Directors	March 28, 2018
Paul Edgerley

/s/ James Heppelmann	Director	March 28, 2018
James Heppelmann

*	Director	March 28, 2018
Charles Peffer

/s/ Kirk Pond	Director	March 28, 2018
Kirk Pond

/s/ Constance Skidmore	Director	March 28, 2018
Constance Skidmore

/s/ Andrew Teich	Director	March 28, 2018
Andrew Teich

*	Director	March 28, 2018
Thomas Wroe

*	Director	March 28, 2018
Stephen Zide

* By:	/s/ Steven Reynolds
Steven Reynolds Attorney-in-Fact